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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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COGENT COMMUNICATIONS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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1015 31st Street N.W.
Washington, D.C. 20007
(202) 295-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2002

        The Annual Meeting of Stockholders of Cogent Communications, a Delaware corporation (the "Company"), will be held on June 13, 2002, at 9:00 a.m., local time, at the Company's principal executive offices at 1015 31st Street N.W., Washington, D.C. 20007, for the following purposes:

  1.
  To elect two persons to the board of directors of the Company to hold office until the next annual meeting of the stockholders and until their respective successors have been elected or appointed.

  2.
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        The foregoing matters are described in more detail in the enclosed Information Statement.

        The board of directors has fixed April 22, 2002, as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

                    By Order of the Board of Directors,

                    David Schaeffer, Chairman and Chief Executive Officer

Washington, D.C.
April 24, 2002

1015 31st Street N.W.
Washington, D.C. 20007
(202) 295-4200

INFORMATION STATEMENT

        This Information Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished to the stockholders of Cogent Communications Group, Inc. (the "Company") by the board of directors in connection with the Annual Meeting of Stockholders to be held on June 13, 2002, at 9:00 a.m., local time, at the Company's principal executive offices at 1015 31st Street N.W., Washington, D.C. 20007 and at any adjournment or postponement thereof (the "Annual Meeting").

        It is contemplated that this Information Statement and the accompanying Annual Report on Form 10-K will first be mailed to stockholders on or about April 26, 2002.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

Matters to be Considered at the Annual Meeting

        At the Annual Meeting the Company's stockholders will be asked to consider and vote upon the election of two directors and to transact such other business as may properly come before the Annual Meeting. The proposals are described in more detail in this Information Statement. The board of directors knows of no other matters that are likely to be brought before the Annual Meeting.

Record Date; Outstanding Shares; Voting Rights

        The board of directors of the Company has fixed the close of business on April 22, 2002 (the "Record Date") as the date for the determination of stockholders who are entitled to vote at the Annual Meeting. As of the Record Date, the Company's issued and outstanding capital stock consisted of:

  •
  3,419,492 shares of common stock, par value $0.001 per share (the "Common Stock"), which was held by approximately 192 holders of record;

  •
  26,000,000 shares of Series A preferred stock, par value $0.001 per share (the "Series A Preferred Stock");

  •
  19,809,783 shares of Series B preferred stock, par value $0.001 per share (the "Series B Preferred Stock"); and

  •
  49,773,402 shares of Series C preferred stock $0.001 per share (the "Series C Preferred Stock" and together with the Series A Preferred Stock and Series B Preferred Stock, the "Preferred Stock").

        Holders of shares of our Common Stock and Preferred Stock are entitled to the following number of votes on all matters on which they are entitled to a vote at the Annual Meeting:

  •
  holders of Common Stock are entitled to one vote for each share held;

  •
  holders of Series A Preferred Stock are entitled to one vote for every ten shares held;

  •
  holders of Series B Preferred Stock are entitled to one vote for every 7.7048 shares held; and

  •
  holders of Series C Preferred Stock are entitled to one vote for every ten shares held.

        The board of directors has nominated B. Holt Thrasher, a current member of the Company's board of directors, and David Schaeffer, the Company's Chief Executive Officer and the Chairman of the board of directors, to stand for reelection at the Annual Meeting.

Reelection of Mr. Thrasher

        Pursuant to the terms of the Company's Second Amended and Restated Articles of Incorporation, only the holders of Series C Preferred Stock on the Record Date voting as a class are entitled to vote at the Annual Meeting in the reelection of Mr. Thrasher. The holders of the Series C Preferred Stock have informed the Company that they intend to vote, or cause their shares to be voted, at the Annual Meeting for the reelection of Mr. Thrasher.

Reelection of Mr. Schaeffer

        The holders of Common Stock and Preferred Stock on the Record Date are entitled to vote at the Annual meeting in the reelection of Mr. Schaeffer. Certain holders of Common Stock, including Mr. Schaeffer, and the holders of the Preferred Stock will have the power to control approximately 84% of the total votes cast with respect to his reelection, and as such are capable of determining the outcome. Mr. Schaeffer and these holders of Preferred Stock have informed the Company that they intend to vote, or cause their shares to be voted, at the Annual Meeting for the reelection of Mr. Schaeffer.

Quorum

        A quorum is necessary for the transaction of business at the Annual Meeting. At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. A quorum exists when the holders of a majority of the total number of outstanding shares of stock that are entitled to vote at the Annual Meeting are represented at the Annual Meeting in person or, as the case may be, by proxy. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote, other than the election of directors.

Note Regarding Share and Per Share Data

        In connection with the completion of the merger of Allied Riser Communications Corporation ("Allied Riser") with a subsidiary of the Company (the "Merger"), which is discussed in the accompanying Annual Report on Form 10-K, the Company completed a ten-for-one reverse stock split. All share and per-share information contained in this Information Statement reflects the occurrence of that reverse stock split.

THE DATE OF THIS INFORMATION STATEMENT IS APRIL 24, 2002

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Two directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the board of directors shall be elected by a plurality of the votes cast by those stockholders represented and entitled to vote on the election of each director at the Annual Meeting. The board of directors has no reason to believe that either of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

        Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. Set forth below is certain information concerning the two directors of the Company to be elected at the Annual Meeting:

        David Schaeffer, age 46, founded the Company in August 1999 and is the Chairman and Chief Executive Officer. Prior to founding the Company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. On April 2, 2001, Pathnet, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Mr. Schaeffer has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors.

        B. Holt Thrasher, age 40, has served on the Company's board of directors since January 24, 2002. He has been a managing director at Broadview Capital Partners, and a member of its Network Technology and Services global market group since August 1995. Prior to that, from November 1994 through August 1995, he was a consultant with Omnipoint, a PCS service provider and developer of wireless communications equipment. From 1985 through October 1994 Mr. Thrasher was a vice president at Smith Barney's Merger & Acquisition Group. Mr. Thrasher currently serves on the boards of directors of SignalSoft Corporation, T-NETIX, Inc., the advisory board of Jefferson Partners Capital, LP, and the advisory board of MobileSpring, Inc. Mr. Thrasher has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, including Broadview Capital Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors.

Recommendation of the Board of Directors:

        The board of directors recommends a vote "FOR" the election of both nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

        The board of directors met eight times during 2001 and acted by unanimous written consent in lieu of a meeting on one occasion. The board of directors has a standing audit committee and a compensation committee, but does not have a nominating committee or other committee that would perform a similar function.

        The board of directors currently consists of six directors. The board of directors is divided into three classes: Class I, whose term will expire at the Annual Meeting; Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2004. The Class I directors are David Schaeffer and B. Holt Thrasher. The Class II directors are James Wei and Edward Glassmeyer, and the Class III directors are Erel Margalit and Helen Lee. At each annual meeting of the stockholders beginning with the upcoming meeting on June 13, 2002, the successors to the class of directors whose terms expired will be elected to serve three-year terms. If the number of directors on our board increases, the newly created directorships will be distributed among the three classes so that each class will, as nearly as possible, consist of one-third of the directors. The classification of our board of directors may delay or prevent changes in our control or management. Our directors may be removed either with or without cause at any meeting of the Company's stockholders by a majority vote of those stockholders represented and entitled to vote at such meeting.

        Pursuant to the Agreement and Plan of Merger, as amended, entered into in connection with the Merger, Allied Riser has the right to designate a member to the board of directors of the Company. Allied Riser's designee has declined his nomination.

Audit Committee

        The audit committee consists of Edward Glassmeyer, Erel Margalit, and James Wei, each of whom is independent as the term is defined in Section 121(A) of the listing standards of the American Stock Exchange. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

  •
  recommends the appointment of independent accountants to audit our financial statements and perform services related to the audit;

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  reviews the scope and results of the audit with the independent accountants;

  •
  reviews with management and the independent accountants our annual operating results;

  •
  considers the adequacy of the internal accounting control procedures; and

  •
  considers the independence of our accountants.

        The audit committee met on April 5, 2001 to receive the report of the Company's auditors. The activities of the audit committee were performed in conjunction with full board meetings at other times. The charter of the audit committee, as adopted by the board of directors, is included as Appendix A to this Information Statement.

Audit Committee Report

To the Board of Directors:

        We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

        We have discussed with the independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

        Based on the reviews and discussions referred to above, we recommend to the board of directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                      Audit Committee:

                      Edward Glassmeyer,
                      Erel Margalit
                      James Wei

Audit Fees

        The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the audit of the Company's consolidated financial statements for the year ended December 31, 2001 were approximately $70,032.

Audit-Related Fees

        The aggregate audit-related fees billed for professional services rendered by Arthur Andersen LLP for the year ended December 31, 2001 were approximately $183,943.

Financial Information System Design and Implementation Fees

        During the year ended December 31, 2001, the Company did not engage Arthur Andersen LLP for financial information systems design and implementation as such services and thus was neither billed for nor paid any fees with respect to such services.

All Other Fees

        The Company engaged Arthur Andersen LLP to provide tax advisory services for the fiscal year ended December 31, 2001. The aggregate fees paid for these services were approximately $60,000. The Company also engaged Arthur Andersen LLP to provide other services throughout fiscal 2001. The aggregate fees paid for these services were approximately $16,285. The audit committee of the board of directors has considered whether the provision of these services is compatible with maintaining the independent auditor's independence.

Compensation Committee

        The compensation committee consists of Edward Glassmeyer, Erel Margalit, and James Wei. The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers the 2000 Equity Incentive Plan, reviews management recommendations with respect to option grants, and takes other actions as may be required in connection with our compensation and incentive plans. The directors serving on our compensation committee are all non-employee directors for purposes of Rule 16b-3 under the Exchange Act and are outside directors under Section 162(m) of the Internal Revenue Code.

Director Compensation

        We generally do not compensate our board members for their participation on our board of directors. However as compensation for Ms. Lee's service as a director, on February 8, 2000 she received options to purchase 2,400 shares of Common Stock at a strike price of $0.10 per share, which vest in equal amounts quarterly over three years. Ms. Lee became Chief Financial Officer in November, 2000.

DIRECTORS AND EXECUTIVE OFFICERS

        Set forth below is certain information concerning the members of the board of directors and executive officers of the Company. Biographical information regarding Messrs. Schaeffer and Thrasher is included under Proposal No. 1—Election of Directors. All executive officers hold office until a successor is chosen and qualified.

        William Currer, age 54, joined the Company in June 2000 as President and Chief Operating Officer. From 1991 to 1999, Mr. Currer served as Group President, Communication Systems for Andrew Corp., a wireless communications infrastructure technology company.

        H. Helen Lee, age 29, the Company's Chief Financial Officer and a director, joined the Company in November 2000. Prior to joining the Company, Ms. Lee worked in the LBO group of the Audax Group, a private equity firm in Boston, MA in 2000. From 1997 to 1998 Ms. Lee worked at Pathnet Inc., directing financing and corporate development activities. From 1995 to 1997, Ms. Lee worked in the Telecom M&A/Advisory Group at J.P. Morgan, where she participated in merger and acquisition transactions and advised on equity and high-yield offerings. Ms. Lee has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors.

        Robert Beury, age 48, joined the Company in September 2000 as Vice President and General Counsel. Prior to joining the Company, Mr. Beury served as Deputy General Counsel of Iridium LLC from 1994 to 2000. From 1987 to 1994 Mr. Beury was General Counsel of Virginia's Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

        Barry Morris, age 43, joined the Company in April 2000 as Vice President of Sales. Mr. Morris has over 19 years of experience in the sale and complex integration of large data communication networks. From 1997 to 2000, Mr. Morris served as Senior Director of Sales for Nortel Networks where he managed a staff of pre- and post-sales engineers, account executives, and regional managers, and performed marketing and sales consulting duties. Preceding its acquisition by Nortel, Mr. Morris served as the Vice President of Sales for Bay Networks from 1994 to 1997 and as District Sales Manager for Synoptics prior to its acquisition by Bay Networks.

        Scott Stewart, age 38, joined the Company in May 2000 as the Vice President of Real Estate. He is responsible for leading a team of professionals to build the Company's nationwide network of multi-tenant office buildings. From 1999 to 2000, Mr. Stewart was a Vice President at Carlyle Realty, a division of The Carlyle Group, a multi-national private equity group based in Washington, D.C. From 1995 to 1999, Mr. Stewart directed the east-coast development program for Homestead Village, a NYSE extended stay hotel company and subsidiary of Security Capital Group. From 1993 to 1995, Mr. Stewart was the President of Potomac Land and Development Company, a Washington, D.C. metropolitan area real estate investment and consulting firm. From 1991 to 1993, Mr. Stewart was a Vice President and managed the Real Estate Owned properties of a Virginia based bank. Prior to then, Mr. Stewart served as a residential community developer in suburban Washington, D.C.

        R. Brad Kummer, age 53, joined the Company in February 2000 as Vice President and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining the Company at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

        Neale D'Rozario, age 40, joined the Company in July 2000 and currently serves as Chief Information Officer. He is responsible for the Network Operations Center and Corporate Technology. From 1996 to 2000, Mr. D'Rozario was the Chief Information Officer for SunTrust Bank's investment banking division. While at SunTrust, Mr. D'Rozario was responsible for technology supporting equity and debt capital raising and trading activities. From 1991 to 1996, D'Rozario was the Global Managing Director of Technology for Barclays Bank, BZW Debt Capital Markets. There he was responsible for software development, third party package and integration network infrastructure. From 1986 to 1991 Mr. D'Rozario served as the Information Systems Manager at Salomon Brothers, Inc.

        Timothy O'Neill, age 46, joined the Company in January 2001 as the Vice President of Engineering Construction. He is responsible for the network build-out and provisioning. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks where he served as Chief Network Officer. While at @Link, Mr. O'Neill was responsible for engineering, implementing, and operating an integrated communications network. From 1998 to 1999, Mr. O'Neill was the Vice President of National Operations for NEXTLINK. His responsibilities included the NOC, network assurance, central office construction, provisioning, and engineering. Mr. O'Neill has also held senior management positions with Time Warner Communications and Internet Communications from 1994 to 1998.

        Mark Schleifer, age 33, joined the Company in October 2000 and currently serves as Vice President, IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of customer turn up, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

        Thaddeus Weed, age 41, joined the Company in February 2000 as Controller. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services where Mr. Weed undertook a broad range of financial management responsibilities. These responsibilities included financial planning, forecasting, budgeting, financial modeling, acquisition, and international expansion strategies and pro-forma analyses. In 1999 he negotiated and completed the sale of Transaction Network Services to PSINet. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen where he served as Senior Audit Manager, consulting on due diligence and operational improvement issues and performing audits of public and private entities.

        Edward Glassmeyer, age 60, has served on the Company's board of directors since 2000. Mr. Glassmeyer was with Citicorp Venture Capital from 1968 to 1970, and The Sprout Capital Group where he was Managing Partner from 1971 to 1974. In 1973, he became a founding director of the National Venture Capital Association (NVCA). He co-founded Charter Oak Enterprises, a merchant bank, in 1974. In 1978, he co-founded Oak Investment Partners, a venture capital firm. Since July 1996, he has been an Overseer of The Tuck School at Dartmouth College. Mr. Glassmeyer serves on the board of directors of a number of Oak portfolio companies supplying network equipment and services, including Apogee Networks, Movaz, Telica, and Tellium. Mr. Glassmeyer has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, including Oak Investment Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors.

        Erel Margalit, age 41, has served on the Company's board of directors since 2000. Mr. Margalit has been Managing General Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit is a director of Bridgewave Communications, Inc., CyOptics, Inc. First Access, Ltd., InLight Communications, Inc., KereniX, Inc., SANGate Systems, Inc., MagniFire Websystems, Native Networks, Cyber-Ark, and Teleknowledge Group, Inc. Mr. Margalit has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, including Jerusalem Venture Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors.

        James Wei, age 34, has served on the Company's board of directors since 2000. He has been a general partner at Worldview Technology Partners, a venture capital firm, since April 1996. Prior to that, Mr. Wei was a Fund Manager at JAFCO Co., Ltd., a venture capital firm, from October 1991 through April 1996. Mr. Wei currently also serves on the boards of directors for Agile Storage, Caly Networks, CommVerge Solutions, iWorld Networking, Movaz Networks, Tensilica, 3ParData and Force10 Networks. He is also a member of the Investment Committee of Meritech Capital Partners, a late stage venture capital fund with $1.8 billion under management. Mr. Wei has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, including Worldview Technology Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors.

EXECUTIVE COMPENSATION

        Summary Compensation Table.    The following table sets forth summary information concerning the compensation we paid during the fiscal years ended December 31, 2000 and December 31, 2001 to our Chief Executive Officer and each of our other four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2001 and whose compensation exceeded $100,000 for fiscal year 2001. We refer to these individuals as our named executive officers.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)			Bonus ($)		Securities Underlying Options/SARs (#)	All Other Compensation
David Schaeffer Chairman and Chief Executive Officer	2000 2001	$ $	218,827 250,000		$ $	— —	— 478,700	$ $	— —
William Currer President and Chief Operating Officer	2000 2001	$ $	162,500 300,000	(1)	$ $	— 15,000	60,000 20,000	$ $	65,000 —
Helen Lee Chief Financial Officer	2000 2001	$ $	25,949 220,000	(1)	$ $	— —	47,400 100,000	$ $	31,304 —
Mark Schleifer Vice President, IP Engineering	2000 2001	$ $	50,533 208,000	(1)	$ $	20,800 —	17,500 3,796	$ $	— —
Robert Beury General Counsel	2000 2001	$ $	63,197 196,000	(1)	$ $	— —	17,500 4,555	$ $	— —

(1)
Reflects partial-year employment.

        Option grants during Fiscal Year 2001.    The following table sets forth information regarding options granted to our named executive officers during the fiscal year ended December 31, 2001. We recommend caution in interpreting the financial significance of the figures in the following table representing the potential realizable value of stock options. They are calculated by multiplying the number of options granted by the difference between potential realizable value of the fair market value of a share of our common stock based upon assumptions as to an annual rate of appreciation of the fair market value for the term of the option, and the option exercise price, and are shown pursuant to the rules of the Securities and Exchange Commission. They are not intended to forecast possible future appreciation, if any, of the stock price or establish a present value of options. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

								Potential Realizable Value At Assumed Annual Rates of Stock Appreciation for Option Term
Name	Options Granted(5)		Percent of Total Options Granted to Employees In 2001		Exercise Price Per Share		Expiration Date
								5%		10%
David Schaeffer	478,700	(1)	58.23%			$2.00	12/1/2011		$7,853,796		$13,072,957
William Currer	10,000 10,000	(2) (3)	1.22 1.22	% %	$ $	2.00 2.00	12/1/2011 12/1/2011	$ $	164,065 164,065	$ $	273,093 273,093
Helen Lee	100,000	(1)	12.16%			$2.00	12/1/2011		$1,640,651		$2,730,929
Mark Schleifer	2,847 949	(1) (3)	0.35 0.12	% %	$ $	2.00 2.00	12/1/2011 12/1/2011	$ $	46,709 15,570	$ $	77,750 25,917
Robert Beury	2,847 1,708	(4) (3)	0.35 0.21	% %	$ $	2.00 2.00	12/1/2011 12/1/2011	$ $	46,709 28,022	$ $	77,750 46,644

(1)
Referenced options vest 33% on the date of grant (December 1, 2001) and the remaining portion vests quarterly over three years.

(2)
Referenced options vest 45.83% on the date of the grant (December 1, 2001) and the remaining portion vests quarterly over the subsequent 10 quarters.

(3)
Referenced options vest 25% on the first anniversary of the date of the grant (December 1, 2001) and the remaining portion vests quarterly over the subsequent 12 quarters.

(4)
Referenced options vest 39.58% on the date of the grant (December 1, 2001) and the remaining portion vests quarterly over the subsequent 11 quarters.

(5)
For all options listed below, 50% of unvested options vest upon termination of employment in connection with a change of control.

        Aggregate Option Exercises in Fiscal Year 2001 and Year-end Option Values.    The following table provides information about options held by named executive officers as of December 31, 2001. The value realized and the value of unexercised in-the-money options at year-end is based on the assumed price of $11.30, less the exercise price per share, multiplied by the number of shares underlying the options.

			Number of Securities Underlying Unexercised Options At Fiscal Year End
					Value of Unexercised In the Money Options At Year End
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
David Schaeffer	—	$—	157,971	320,729	$1,469,130	$2,982,780
William Currer	—	—	27,083	52,917	$71,872	$192,128
Helen Lee	4,133	—	52,767	90,500	$313,620	$634,300
Mark Schleifer	—	—	5,315	15,981	$8,742	$26,561
Robert Beury	—	—	7,347	14,708	$18,567	$46,544

EMPLOYMENT AGREEMENTS

        David Schaeffer Employment Agreement.    David Schaeffer has an employment agreement that provides for a minimum annual salary of $250,000 for his services as Chief Executive Officer. He also receives all of the Company's standard employee benefits and a life insurance policy with a death benefit of $2 million. The initial term of his employment is through December 31, 2003. If he is discharged without cause or resigns for good reason, he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. The agreement also provides that failure to elect Mr. Schaeffer's designees to the board of directors, his right in the Stockholder Agreement, constitutes a material breach of his employment agreement.

        William Currer Employment Agreement.    William Currer's employment agreement provides for an annual salary of $300,000 for his services as Chief Operating Officer. The agreement entitles him to $300,000 and continuation of benefits for six months in the event that his employment with the Company is terminated without cause or is constructively terminated. In the event of his termination as a result of a change of control, 50% of his then unvested stock options will vest immediately.

        Helen Lee Employment Agreement.    Helen Lee's employment agreement provides for an annual salary of $220,000 for her services as Chief Financial Officer. In the event that her employment with the Company is constructively terminated without cause, the agreement entitles her to six months of salary and continuation of benefits for six months and all stock options to be vested in the quarter of termination will vest immediately. In the event of a change of control, 100% of her then unvested stock options at the $15.00 strike price will vest immediately. In the event of an initial public offering, 50% of her then unvested stock options at the $15.00 strike price will vest immediately.

        Mark Schleifer Employment Agreement.    Mark Schleifer's employment agreement provides for an annual salary of $208,000 for his services as Vice President, IP Engineering. In the event that his employment with the Company is constructively terminated without cause, the agreement entitles him to one month of salary and continuation of benefits for six months and all stock options to be vested in the quarter of termination will vest immediately. In the event of his termination as a result of a change of control, termination without cause, or constructive termination, 50% of his then unvested stock options will vest immediately.

        Robert Beury Employment Agreement.    Robert Beury's employment agreement provides for an annual salary of $196,000 for his services as Vice President and General Counsel. The agreement entitles him to six months of salary in the event that his employment with the Company is terminated without cause. In the event of his termination as a result of a change of control, termination without cause, or constructive termination, 50% of his then unvested stock options will vest immediately.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The compensation committee of the board of directors is responsible for determining compensation for our executive officers and other employees, and administering our 2000 Equity Incentive Plan, our management incentive plan and other compensation programs. The compensation committee currently consists of Edward Glassmeyer, Erel Margalit, and James Wei.

        The Company's compensation program is designed to enable the Company to recruit, retain and motivate a talented and diverse group of executive officers. The Company offers compensation packages comprised of a mix of base salary, stock option grants and annual cash bonus awards.

        Salary ranges for the Chief Executive Officer and other executive officers are based on an individual's experience and prior performance as well as the Company's operating performance and the attainment of planned financial and strategic initiatives. The experience, performance and attainment of initiatives are evaluated by the compensation committee on a subjective basis and no particular weight is given to any particular factor.

        The compensation of the Chief Executive Officer was originally determined in negotiations with the venture capitalists who initially invested in the company in February of 2000, and is governed by the terms of his employment agreement that is discussed above. The compensation of subsequently hired executive officers was determined in negotiations between the Chief Executive Officer and such executive officers and in consultation with the board of directors and the compensation committee and in most cases is governed by the terms of employment agreements. Subsequent adjustments to the compensation of executive officers other than the Chief Executive Officer have been made based upon the recommendation of the Chief Executive Officer after consultation with the compensation committee.

        The Company's 2000 Equity Incentive Plan provides for the grant of options to purchase the Company's Common Stock. All executive officers, including the Chief Executive Officer participate in the 2000 Equity Incentive Plan. Options granted under the Equity Incentive Plan vary in their vesting schedule, but typically vest over the course of several years. All stock option awards to employees are made upon recommendation of the Chief Executive Officer and all stock option grants, including grants made to the Chief Executive Officer, are approved by the full board of directors upon review and recommendation of the compensation committee. As described in greater detail elsewhere in this Information Statement, all executive officers of the Company, including the Chief Executive Officer were granted stock options under the plan during 2001.

        During 2001, the Company paid cash bonus to certain of its executive officers as set forth elsewhere in this Information Statement. Determination of the payment of such bonuses and the amount of payment were made by the Chief Executive Officer in consultation with the compensation committee and the board of directors.

        All Company executive officers also participate in the Company's benefit programs, including the Company's 401(k) plan and its medical, dental and other benefits plans.

        As described above, the compensation committee periodically reviews the compensation of the Company's Chief Executive Officer and each executive officer and determines the compensation for each executive based upon the executive's performance, the Company's attainment of certain financial and strategic objectives and other factors.

                      Compensation Committee:

                      Edward Glassmeyer
                      Erel Margalit
                      James Wei

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During the year ended December 31, 2001:

  •
  None of the members of the compensation committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

  •
  None of the members of the compensation committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity's executive officers served on the Company's compensation committee;

  •
  None of the Company's executive officers was a director of another entity where one of that entity's executive officers served on the Company's compensation committee; and

  •
  None of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity's executive officers served as a director on the Company's board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's capital stock as of April 15, 2002 by:

  •
  each stockholder known to us to be a beneficial owner of more than 5% of any class of voting capital stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common stock held by that person that are exercisable as of April 15, 2002 or exercisable within 60 days thereof are deemed outstanding. Except as indicated in the footnotes to this table, we believe that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors and principal stockholders. As of April 15, 2002, there were 99,002,677 shares of capital stock outstanding, of which 3,419,492 shares of common stock were outstanding, 26,000,000 shares of Class A preferred stock were outstanding, 19,809,783 shares of Class B preferred stock and 49,773,402 shares of Class C preferred stock were outstanding.

        Unless otherwise noted, the address for each stockholder below is: c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

	Common		Preferred A		Preferred B		Preferred C
Name and Address	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Number of Shares	Percent of Class	Percent Voting Control(10)
Entities affiliated with Jerusalem Venture Partners Building One Mahla, Jerusalem 91487	—	—	9,250,000	35.6%	3,296,704	16.6%	16,042,352	32.2%	25.1%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301	—	—	9,250,000	35.6%	3,296,704	16.6%	9,625,411	19.3%	19.7%
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880	—	—	5,000,000	19.2%	4,395,604	22.2%	9,583,300	19.3%	17.3%
Entities affiliated with Boulder Ventures III, LP 4750 Owings Mills Blvd. Owings Mill, MD 21117	—	—	2,000,000	7.7%	659,340	3.3%	1,203,176	2.4%	3.5%
Entities affiliated with Broadview Capital Partners One Bridge Plaza Fort Lee, NJ 07024	—	—	—	—	3,274,726	16.5%	4,439,721	8.9%	7.4%
Entities affiliated with Nassau Capital Partners	—	—	—	—	1,538,461	7.8%	2,205,823	4.4%	3.6%
ACON Venture Partners, LP 345 California Street Suite 3300 San Francisco, CA 94104	—	—	—	—	1,098,901	5.5%	—	—	1.2%
SMALLCAP World Fund, Inc. 3000 K Street, NW Suite 230 Washington, D.C. 20007	—	—	—	—	1,098,901	5.5%	4,973,129	10.0%	5.4%
Cisco Systems Capital Corporation(11)	710,216	20.8%	—	—	—	—	—	—	5.7%
David Schaeffer(1)	1,571,425	46.0%	—	—	—	—	1,604,235	3.2%	14.7%
H. Helen Lee(2)	74,091	2.2%	—	—	—	—	—	—	*
Erel Margalit(3)	—	—	9,250,000	35.6%	3,296,704	16.6%	16,042,352	32.2%	25.1%
James Wei(4)	—	—	9,250,000	35.6%	3,296,704	16.6%	9,625,411	19.3%	19.7%
Edward Glassmeyer(5)	—	—	5,000,000	19.2%	4,395,604	22.2%	9,583,300	19.3%	17.3%
B. Holt Thrasher(12)	—	—	—	—	3,274,726	16.5%	4,439,721	8.9%	7.4%
William Currer(6)	31,916	*	—	—	21,978	*	—	—	*
Mark Schleifer(7)	7,819	*	—	—	—	—	—	—	*
Robert Beury(8)	9,710	*	—	—	—	—	—	—	*
Directors and executive officers as a group (15 persons)(9)	1,766,274	51.7%	23,500,000	90.4%	14,307,034	72.2%	41,295,019	83.0%	84.2%

*
Less than 1%

(1)
Includes 135,000 shares of common stock held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Includes 211,425 shares underlying stock options.

(2)
Includes 69,958 shares underlying currently exercisable options.

(3)
Includes 28,589,056 shares of preferred stock held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Mr. Margalit disclaims beneficial ownership of such shares.

(4)
Includes 22,172,115 shares of preferred stock held by entities affiliated with Worldview Technology Partners, of which Mr. Wei is a general partner, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategy Partners IV, LP. Mr. Wei disclaims beneficial ownership of such shares.

(5)
Includes 18,978,904 shares of preferred stock held by: Oak Investment Partners IX, LP, Oak IX Affiliates Fund, LP, and Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(6)
Common shares include 31,916 shares underlying currently exercisable options.

(7)
Common shares include 7,819 shares underlying currently exercisable options.

(8)
Common shares include 9,710 shares underlying currently exercisable options.

(9)
See footnotes (1) through (8) above. Consists of David Schaeffer, William Currer, H. Helen Lee, Mark Schleifer, Robert Beury, Erel Margalit, James Wei, Edward Glassmeyer, B. Holt Thrasher, Barry Morris, Scott Stewart, R. Brad Kummer, Neale D'Rozario, Timothy O'Neill, and Thaddeus Weed.

(10)
Based on beneficial ownership of shares, with preferred shares converted in accordance with the voting provisions of the Company's Certificate of Incorporation, and assuming that all beneficially-owned shares only of the stockholder in question represent present voting interests.

(11)
Constitutes the number of shares of common stock subject to warrants issued in connection with the Company's credit facility with Cisco Systems Capital Corporation.

(12)
Includes 7,714,447 shares of preferred stock held by entities affiliated with Broadview Capital Partners, of which Mr. Thrasher is a managing director, including (a) Broadview Capital Partners Qualified Purchaser Fund LP, (b) Broadview Capital Partners LP, (c) Broadview Capital Affiliate Fund LLC, and (d) Broadview BCPSBS Fund LP. Mr. Thrasher disclaims beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's Headquarters Lease

        We lease office space in Washington, D.C. from a partnership of which our Chairman and Chief Executive Officer, David Schaeffer, is the general partner. The annual rent for this space is approximately $368,000 and the lease expires August 31, 2002. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

Series C Preferred Stock Financing

        In October 2001, the Company issued 49,773,402 shares of Series C Preferred Stock for approximately $62 million. As described in greater detail in "Security Ownership of Certain Beneficial Owners and Management," certain of the members of our board of directors may be deemed to have beneficial ownership of the shares issued in the Series C Preferred Stock Financing. Additionally, in connection with this financing, the Company agreed that it would nominate the designees of certain of the Series C Preferred Stock investors to the board of directors of the Company.

Employment Agreements

        We have employment agreements with certain of our named executive officers as described in Proposal No.1—Election of Directors—Employment Agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than ten percent of a registered class of stock of companies subject to the reporting requirements of Section 12 of the Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. During the year ended December 31, 2001, the Company was not a reporting company under Section 12 of the Act and therefore, the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's stock were not subject the requirements of Section 16(a) of the Act.

INDEPENDENT AUDITORS

        Our board of directors, upon the recommendation of the audit committee, has appointed Arthur Andersen LLP to continue to serve as our independent auditors for the 2002 year. However, in light of the ongoing governmental investigation of Arthur Andersen LLP and the uncertainty arising therefrom, the board of directors has decided not to submit that appointment to our stockholders for ratification at this time. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

OTHER MATTERS

        A copy of the Company's 2001 Annual Report to Stockholders accompanies this Information Statement. The Company has filed an Annual Report for its fiscal year ended December 31, 2001, on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cogent Communications Group, Inc., 1015 31st Street N.W., Washington, D.C. 20007.

                  By Order of the Board of Directors

                  David Schaeffer, Chairman and Chief Executive Officer

Dated: April 24, 2002
Washington, D.C.

APPENDIX A

CHARTER OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Purpose

        The primary function of the Audit Committee is to assist the Board of Directors in fulfilling the Board's oversight responsibilities by overseeing the processes involved in the preparation and review of the financial reports and other information provided to the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company's auditing, accounting and financial reporting processes generally; and the audit process. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

  •
  Oversee and appraise the audit efforts of the Company's independent accountants and internal auditing department.

  •
  Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

        The independent accountants shall be accountable to the Board of Directors of the Company and the Audit Committee.

        In addition, the Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

II.    Organization

        The Audit Committee shall be composed of three or more directors, all of whom are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member. The Board of Directors shall annually appoint the Audit Committee. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. The Board of Directors shall appoint one of the members of the Audit Committee as the Chairperson.

III.  Meetings

        The Audit Committee shall meet at least two times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.  Responsibilities and Duties

        In carrying out its responsibilities, the Audit Committee's policies and procedures should remain flexible, in order to best react to changing conditions and to assure the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

        In carrying out these responsibilities, the Audit Committee will:

1.
Review and update the Committee's charter annually.

2.
Recommend to the Board of Directors the independent accountant, approve the compensation of the independent accountant, and review and approve the discharge of the independent accountant.

3.
Confirm and assure the independence of the independent accountant, including the receipt and consideration of a formal written statement from the independent accountant regarding relationships and services performed which may potentially affect the independent accountant's objectivity and independence.

4.
Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

5.
Consider and review with the independent accountant significant findings and recommendations of the independent accountant together with management's responses thereto.

6.
Review with management and the independent accountant at the completion of the annual examination:

a)
The Company's annual financial statements and related footnotes.

b)
The independent accountant's audit of the financial statements and its report thereon.

c)
Any significant changes required in the independent accountant's audit plan.

d)
Any serious difficulties or disputes with management encountered during the course of the audit.

e)
Other matters related to the conduct of the audit if such matters are to be communicated to the Committee under generally accepted auditing standards.

7.
Consider the independent accountant's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

8.
Consider and review with management:

a)
Significant findings during the year and management's responses thereto.

b)
Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

c)
Any changes required in the planned scope of their audit plan.

d)
The internal auditing department budget and staffing.

        Review with management and the independent accountant any material issues brought to the attention of the Committee by the independent accountant or internal audit regarding interim financial reports.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2002
INFORMATION STATEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND COMMITTEES
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EMPLOYMENT AGREEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
OTHER MATTERS
  APPENDIX A
CHARTER OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS